Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS 2025 THIRD QUARTER RESULTS

NEW YORK, NY – October 29, 2025 – Medallion Financial Corp. (NASDAQ: MFIN, “Medallion” or the “Company”), a specialty finance company that originates and services loans in various consumer and commercial industries, along with offering loan origination services to fintech strategic partners, today announced its financial results for the three and nine months ended September 30, 2025.

2025 Third Quarter Highlights

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Total net income attributable to stockholders for the 2025 third quarter was $7.8 million, or $0.32 per share, which includes a non-recurring charge of $3.5 million related to the redemption of Medallion Bank's series F preferred stock. Excluding this non-recurring charge, net income for the 2025 third quarter was $11.3 million, as compared to $8.6 million, or $0.37 per share, in the prior year quarter.
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Net interest income grew 6% to $55.7 million from $52.7 million in the prior year quarter.
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Net interest margin ("NIM") on gross loans was 8.21%, compared to 8.11% in the prior year quarter, and NIM on net loans was 8.56%, compared to 8.42% in the prior year quarter.
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Loan originations grew to $427.4 million, compared to $275.6 million in the prior year quarter, and included $208.4 million of strategic partnership loan originations in the current quarter compared to $39.9 million in the prior year quarter.
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The loan portfolio as of September 30, 2025 was $2.559 billion, up 3% from $2.485 billion a year ago.
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Credit loss provision was $18.6 million, compared to $20.2 million in the prior year quarter.
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Net book value per share as of September 30, 2025 was $17.07 per share, up 9% from $15.70 a year ago.
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The Company declared and paid a quarterly cash dividend of $0.12 per share.

Executive Commentary

Andrew Murstein, President and Chief Operating Officer of Medallion Financial, commented, “We are very pleased with our continued strong results. This quarter we reached record highs in net interest income, loan volume and total assets. We had a 31% increase in net income year-over-year when excluding the $3.5 million non-recurring charges related to the redemption of the Bank's series F preferred stock, and continued momentum across our core lending businesses. Net interest margin continued to improve on both gross and net loans. Our diverse business lines delivered meaningful contributions, with higher interest income and disciplined execution supporting strong financial performance. The loan portfolio continued to grow, reaching $2.56 billion, and loan originations reaching $427 million at the end of the quarter.

Our strategic partnership loan program continues to scale, with $208 million in originations this quarter, up significantly from $169 million in the prior quarter and $40 million a year ago, further demonstrating the appeal and growth potential of this platform. We continue to see strong momentum in this channel and intend to continue expanding the program as we move forward. Furthermore, during the quarter, we collected over $6 million from taxi medallion-related assets, which resulted in net recoveries and gains of $3.4 million for the period.

Our nine months earnings have increased 20% year over year. We continue to benefit from strong portfolio diversification, disciplined underwriting, consistently high credit performance, and stable, attractive yields generated by our lending platform. We are strengthening our analytical and data-driven approach to lending, supported by digital tools that enhance various stages of our lending business, from underwriting and origination, to servicing and portfolio management. This integrated platform allows us to evaluate credit risk with greater precision, improving decision-making and maintaining strong credit performance across different micro- and macro-economic cycles. These capabilities, along with our strong leadership team and momentum across business lines, position Medallion for sustainable growth and allow us to continue generating strong returns for our stockholders."

Business Segment Highlights

Recreation Lending Segment

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Originations were $141.7 million during the quarter, compared to $139.1 million a year ago.
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Recreation loans, including loans held for investment and loans held for sale, grew 3% to $1.603 billion, or 63% of total loans, as of September 30, 2025, compared to $1.555 billion a year ago.
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Average loan size was $21,000 with a weighted average FICO score, measured at the time of loan origination, of 685.
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Interest income grew 4% to $53.6 million for the quarter, from $51.4 million in the prior year quarter.
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The average interest rate was 15.17% at quarter-end, or 15.15% excluding loans held for sale, compared to 14.92% a year ago.
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Recreation loans 90 days or more past due were $8.9 million, or 0.57% of gross recreation loans, as of September 30, 2025, compared to $7.5 million, or 0.50%, a year ago.
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Allowance for credit loss was 5.10% at quarter-end for loans held for investment, compared to 4.53% a year ago.

Home Improvement Lending Segment

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Originations were $59.7 million during the quarter, compared to $96.5 million a year ago.
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Home improvement loans were $804.0 million, or 31% of total loans, as of September 30, 2025, compared to $814.1 million a year ago.
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Average loan size was $22,000 with a weighted average FICO score, measured at the time of loan origination, of 767.
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Interest income grew 8% to $20.5 million for the quarter, from $19.0 million in the prior year quarter.
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The average interest rate was 9.87% at quarter-end, compared to 9.76% a year ago.
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Home improvement loans 90 days or more past due were $1.3 million, or 0.16% of gross home improvement loans, as of September 30, 2025, compared to $1.6 million, or 0.19%, a year ago.
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Allowance for credit loss was 2.55% at quarter-end, compared to 2.42% a year ago.

Commercial Lending Segment

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Originations were $17.5 million during the quarter.
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Commercial loans grew to $135.1 million at September 30, 2025, compared to $110.1 million a year ago.
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Average loan size was $3.8 million, invested in 36 portfolio companies.
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The average interest rate on the portfolio was 13.71%, compared to 12.90% a year ago.

Strategic Partnerships

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Originations were $208.4 million during the quarter, compared to $39.9 million a year ago.
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Total strategic partnership loans held as of quarter-end were $15.3 million, as compared to $3.2 million a year ago.
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Fees generated from strategic partnerships totaled $1.0 million for the quarter, as compared to $0.4 million a year ago.
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The average loan holding period of strategic partnership loans was 5 days.

Taxi Medallion Lending Segment

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The Company collected $6.1 million of cash on taxi medallion-related assets during the quarter, which resulted in net recoveries and gains of $3.4 million.
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Total net taxi medallion-related assets declined to $5.1 million, a 42% reduction from a year ago, and represented less than 0.2% of the Company’s total assets, as of September 30, 2025.

Loan Portfolio

The following table provides information regarding the composition of our loan portfolio for the dates presented:

	September 30, 2025		December 31, 2024
(Dollars in thousands)	Amount	As a Percent of Total Loans	Amount	As a Percent of Total Loans
Loans held for investment:
Recreation	$1,545,528	60%	$1,422,403	57%
Home improvement	804,003	31	827,211	33
Commercial	135,123	5	111,273	4
Taxi medallion	1,509	*	1,909	*
Total loans	2,486,163	97	2,362,796	95
Loans held for sale, at lower of amortized cost or fair value:
Recreation	57,641	2	120,840	5
Strategic partnership	15,277	*	7,386	*
Total loans held for sale, at lower of amortized cost or fair value	72,918	3	128,226	5
Total loans and loans held for sale	$2,559,081	100%	$2,491,022	100%

(*) Less than 1%.

Balance Sheet

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Cash and cash equivalents, including investment securities, at September 30, 2025 were $212.1 million, compared to $244.7 million at September 30, 2024.
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As of September 30, 2025, total assets amounted to $2.900 billion, up from $2.880 billion at September 30, 2024.
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As of September 30, 2025, total liabilities amounted to $2.404 billion, down from $2.449 billion a year ago.

Capital Allocation

Quarterly Dividend

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The Board of Directors declared a quarterly dividend of $0.12 per share, payable on November 24, 2025, to stockholders of record at the close of business on November 12, 2025. This dividend amount remains unchanged from the $0.12 per share paid in the second and third quarters of 2025, and is 20% higher than the same quarter last year.

Dividends Announced	Amount Per Share	Record Date	Payment Date
Q4 2025	0.12	11/12/2025	11/24/2025
Q3 2025	0.12	8/15/2025	8/29/2025
Q2 2025	0.12	5/15/2025	5/30/2025
Q1 2025	0.11	3/17/2025	3/31/2025
Total: Year 2025	0.47
Total: Year 2024	0.41
Total: Year 2023	0.34
Total: Year 2022 *	0.32

(*) Dividend reinstated in Q1 2022.

Stock Repurchase Plan

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During the nine months ended September 30, 2025, the Company repurchased 108,351 shares of its common stock at an average cost of $9.10 per share for $1.0 million.
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As of September 30, 2025, the Company had $14.4 million remaining under its $40 million stock repurchase program.

Conference Call Information

The Company will host a conference call to discuss its third quarter financial results tomorrow, Thursday, October 30, 2025, at 9:00 a.m. Eastern time.

In connection with its earnings release, the Company has updated its quarterly supplement presentation, which is now available at www.medallion.com.

How to Participate

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Date: Thursday, October 30, 2025
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Time: 9:00 a.m. Eastern time
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Dial-in number: (412) 317-0504
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Live webcast: Link to Webcast of 3Q25 Earnings Call

A link to the live audio webcast of the conference call will also be available at the Company’s IR website.

Replay Information

The conference call replay will be available following the end of the call through Thursday, November 6, 2025

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Dial-in: (412) 317-6671
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Passcode: 1020 3822

Additionally, the webcast replay will be available at the Company’s IR website.

About Medallion Financial Corp.

Medallion Financial Corp. (NASDAQ: MFIN) and its subsidiaries originate and service a growing portfolio of consumer loans and mezzanine loans in various industries. Key industries served include recreation (towable RVs and marine) and home improvement (replacement roofs, swimming pools, and windows). Medallion Financial Corp. is headquartered in New York City, NY, and its largest subsidiary, Medallion Bank, is headquartered in Salt Lake City, Utah. For more information, please visit www.medallion.com.

Forward-Looking Statements

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, net interest income and expenses, other expenses, earnings, growth, and our growth strategy. These statements are often, but not always, made using words or phrases such as “will” and “continue” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to future public announcements of our earnings, expectations regarding our loan portfolio, including collections on our taxi medallion loans, the potential for future asset growth, and market share opportunities. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. For example, statements about the effects of the current economy, whether inflation or the risk of recession, the effects of tariffs, operations, financial performance and prospects constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond Medallion’s control. In addition to risks relating to the current economy, for a description of certain risks to which Medallion is or may be subject, please refer to the factors discussed under the heading “Risk Factors” in Medallion’s 2024 Annual Report on Form 10-K.

Company Contact:

Investor Relations

InvestorRelations@medallion.com

212-328-2176

Investor Relations

The Equity Group Inc.

Lena Cati

lcati@theequitygroup.com

(212) 836-9611

Val Ferraro

vferraro@theequitygroup.com

(212) 836-9633

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

	(Unaudited)		(Unaudited)
(Dollars in thousands, except share and per share data)	September 30, 2025	December 31, 2024	September 30, 2024
Assets
Cash, cash equivalents, and federal funds sold	$150,978	$169,572	$187,929
Investment securities	61,081	54,805	56,754
Equity investments	9,305	9,198	9,897
Loans held for sale, at lower of amortized cost or fair value	72,918	128,226	—
Loans	2,486,163	2,362,796	2,485,279
Allowance for credit losses	(111,053)	(97,368)	(96,518)
Net loans receivable	2,375,110	2,265,428	2,388,761
Goodwill and intangible assets, net	168,866	169,949	170,311
Property, equipment, and right-of-use lease asset, net	10,839	13,756	14,172
Accrued interest receivable	16,973	15,314	14,108
Loan collateral in process of foreclosure	8,235	9,932	8,818
Other assets	26,082	32,426	29,302
Total assets	$2,900,387	$2,868,606	$2,880,052
Liabilities
Deposits	$2,055,802	$2,090,071	$2,108,132
Long-term debt	215,698	232,159	232,037
Short-term borrowings	80,250	49,000	49,000
Deferred tax liabilities, net	19,019	20,995	20,598
Operating lease liabilities	3,459	5,128	5,534
Accrued interest payable	5,290	8,231	6,888
Accounts payable and accrued expenses	23,992	24,064	26,687
Total liabilities	2,403,510	2,429,648	2,448,876
Total stockholders’ equity	397,448	370,170	362,388
Non-controlling interest in consolidated subsidiaries	99,429	68,788	68,788
Total equity	496,877	438,958	431,176
Total liabilities and equity	$2,900,387	$2,868,606	$2,880,052
Number of shares outstanding	23,279,435	23,135,624	23,084,277
Book value per share	$17.07	$16.00	$15.70

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except share and per share data)	2025	2024	2025	2024
Total interest income	$80,771	$76,409	$233,637	$214,183
Total interest expense	25,085	23,672	73,170	63,661
Net interest income	55,686	52,737	160,467	150,522
Provision for credit losses	18,556	20,151	62,132	55,929
Net interest income after provision for credit losses	37,130	32,586	98,335	94,593
Other income
Gain (loss) on equity investments, net	257	(519)	15,783	3,136
Gain on taxi medallion assets, net	1,767	340	3,359	1,170
Strategic partnership fees	990	400	2,461	1,206
Gain on sale of recreation loans	—	—	1,304	—
Other income	34	366	951	1,577
Total other income, net	3,048	587	23,858	7,089
Other expenses
Salaries and employee benefits	10,145	9,456	30,286	28,347
Loan servicing fees	2,852	2,790	8,568	7,951
Collection costs	1,660	1,673	4,947	4,799
Regulatory fees	680	961	2,610	2,826
Professional fee costs, net	1,073	818	4,010	3,434
Rent expense	680	664	2,036	2,019
Amortization of intangible assets	361	361	1,084	1,084
Other expenses	3,251	2,272	9,465	6,755
Total other expenses	20,702	18,995	63,006	57,215
Income before income taxes	19,476	14,178	59,187	44,467
Income tax provision	5,862	4,055	18,380	14,196
Net income after taxes	13,614	10,123	40,807	30,271
Less: income attributable to the non-controlling interest	2,336	1,512	6,446	4,535
Less: redemption of non-controlling interest	3,515	—	3,515	—
Net income attributable to Medallion Financial Corp. stockholders	$7,763	$8,611	$30,846	$25,736
Basic net income per share	$0.34	$0.38	$1.36	$1.14
Diluted net income per share	$0.32	$0.37	$1.28	$1.09
Weighted average common shares outstanding
Basic	22,854,836	22,490,792	22,737,572	22,576,446
Diluted	24,437,133	23,447,929	24,131,840	23,555,065